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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), made at Lorain, Ohio, as of this 1st day of July, 2004, between and among LNB MORTGAGE, LLC, an Ohio limited liability company, which with its successors and assigns is herein called "Purchaser", The Lorain National Bank, a national bank, which with its successors and assigns is herein called "LNB," MORTGAGE ONE SERVICES, INC., an Ohio corporation, which with its successors and assigns is herein called "Seller", and RANDY E. BEVINS, who with his heirs, executors, administrators and assigns is herein called "Shareholder", is to EVIDENCE THAT:

         WHEREAS Seller is engaged in the business of providing mortgage brokerage and financial services (herein called the "Business"); and

         WHEREAS Shareholder is the sole and exclusive owner of all of the issued and outstanding capital shares in Seller, and LNB owns all of the issued and outstanding membership interests in Purchaser; and

         WHEREAS, upon the terms and conditions contained in this Agreement, Seller desires to sell to Purchaser certain of Seller's assets used in and/or arising from the Business; and

         WHEREAS, if Seller and Shareholder agree to certain non-competition covenants, Purchaser desires to purchase from Seller certain of Seller's assets used in and/or arising from the Business, upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing statements and the mutual covenants and promises made in this Agreement and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Seller, Purchaser, LNB and Shareholder (herein collectively called the "Parties" and individually called a "Party") agree as follows:

         1.       CLOSING DATE, CLOSING AND ESCROW AGENT.

                  1.1 Closing Date. Except as otherwise expressly stated herein, all transactions contemplated by this Agreement shall be closed and consummated on August 31, 2004 (herein called the "Closing Date"). The Closing Date may be changed by agreement of the Parties.

                  1.2 Closing. Unless otherwise agreed by the Parties, closing (herein called "Closing") of all transactions contemplated by this Agreement shall occur at the main office of The Lorain National Bank located at 457 Broadway in Lorain, Ohio on the Closing Date, at 10:00 a.m.

         2.       PURCHASE AND SALE OF BUSINESS ASSETS.

                  2.1 Agreement of Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer and convey (free and clear of all liens and encumbrances) to Purchaser, and Purchaser hereby agrees to purchase from Seller, all

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of Seller's right, title and interest in and to the following items (all of which are herein collectively called the "Business Assets"):

                           (a) All Seller's office equipment, machinery and equipment, leasehold improvements and vehicles described in Schedule 2.1(a), attached hereto and incorporated herein by reference (herein collectively called the "Equipment"); and

                           (b) All Seller's open or pending Business transactions generated in the operation of the Business (herein collectively called the "Pending Transactions") existing at Closing on the Closing Date. A current listing of Pending Transactions is set forth on
                                    Schedule 2.1(b) (attached hereto and
                                    incorporated herein by reference) which
                                    shall be mutually updated by Seller and
                                    Purchaser based upon a review of Seller's
                                    Business records at the close of business on the day immediately preceding the Closing Date, together with all existing applications, forms, contracts and Business information related to the Pending Transactions; and

                           (c) All Seller's accounts receivable and rights to payment resulting from the operation of the Business (herein called the "Accounts Receivable") existing at Closing on the Closing Date. A current listing of Accounts Receivable is set forth on Schedule 2.1(c) (attached hereto and incorporated herein by reference) which shall be mutually updated by Seller and Purchaser based upon a review of Seller's Business records at the close of business on the day immediately preceding the Closing Date; and

                           (d) All Seller's leasehold interest in and to the real estate (herein called the "Premises") located at 6155 Park Square Drive, Suite 1, Lorain, Ohio 44052, which leasehold is evidenced by a lease, dated February 7, 2002 and amended August 2002 (herein called the "Lease"), by and between Seller and Campana Development IV, Ltd.; and

                           (e) All Seller's goodwill and going concern value, including (but not limited to) the name "Mortgage One Services" or "Mortgage One Banc"; all Seller's contractual and other rights under the Assumed Contracts (defined below) and related to the Assumed Liabilities (defined below); Seller's telephone and facsimile numbers used in the Business; all Seller's customer lists, customer records, and rights to customers; all Seller's Business forms, Business books, and Business records; all rights to Seller's domain name "www.mortgageonebanc.com" and website found at Seller's domain name.

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The Business Assets do not include any of the following: (i) Seller's cash and cash equivalents, bank accounts and petty cash, wherever located; (ii) any insurance policies and proceeds thereof with respect to coverage prior to the Closing Date; (iii) Seller's corporate franchise, minute and stock record books, corporate seals, tax returns or other records having to do with the corporate organization of Seller; (iv) Seller's rights under this Agreement; and (v) all rights of indemnification, claims, counterclaims or other rights or actions relating to the Assumed Contracts which arise with respect to periods on or before the Closing Date or losses (including indemnity payments) of Seller thereunder or in relation thereto.

                  2.2 Non-Assumption of Certain Liabilities. For purposes herein, the term "Liability" shall mean any claim, liability or obligation whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise. Except for the Assumed Liabilities (as defined in Section 2.3 below), the Parties expressly agree that Purchaser is not and shall not be responsible or liable for any Liabilities of Seller or Shareholder, including, but not limited to, the following:

                           (a)      All Liabilities of Shareholder; and

                           (b) Accrued salaries and wages of Seller's employees for periods through the Closing Date; and

                           (c) All Liabilities of Seller for Federal, State, local and foreign taxes relating to the operation of the Business of Seller through the close of business on the Closing Date; and

                           (d) All Liabilities of Seller to customers with respect to any deficiencies and inadequacies in services performed for customers prior to the Closing; and

                           (e) All Liabilities of Seller of any nature whatsoever which are based on events occurring on or before the Closing Date or which are based on services performed by Seller on or before the Closing Date, notwithstanding that the date on which the Liability arises is after the Closing, including (without limitation) Liabilities pertaining to Business claims and any employer-employee laws or regulations or laws or regulations relating to health and safety of employees (including, but not limited to, the Equal Employment Opportunity Act and ERISA);

                           (f) All Liabilities of Seller with respect to any pending, threatened or unasserted litigation, claims, demands, investigations or proceedings; and

                           (g) All Liabilities of Seller to employ any employees of Seller, to maintain any health insurance or health payment benefits for Seller's employees, to provide any COBRA rights or notices (or any similar State rights or notices) for any employees of Seller, or

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                                    to maintain any other fringe benefits of
                                    Seller, except as contemplated in Section
                                    2.8 hereof.

                  2.3 Assumption of Certain Liabilities. As of the Closing Date, Purchaser will assume and become solely responsible for the following Liabilities of Seller, which are referred to herein as the "Assumed Liabilities":

                           (a) Ordinary Course of Business Liabilities. Seller's obligations for accounts payable, utilities, non-material equipment leases and other accrued current Liabilities incurred in the ordinary course of business, as described on section (a) of Schedule 2.3, attached hereto and incorporated herein by reference.

                           (b) Liabilities Under Assumed Contracts. Seller's obligations under the contracts and agreements listed in section (b) of Schedule 2.3, attached hereto and incorporated herein by reference ("Assumed Contracts"), but in each case only to the extent such obligations arise with respect to periods beginning after the Closing Date.

                           (c) Others. Those other debts, obligations and Liabilities listed in section (c) of
                                    Schedule 2.3, attached hereto and
                                    incorporated herein by reference, including
                                    Seller's line of credit owing to LNB.

                  2.4 Asset Purchase Price. The purchase price for the Business Assets and for Seller's promises, duties and/or covenants contained in this Agreement (herein called the "Asset Purchase Price") is the sum of Three Hundred Fifty Thousand Dollars ($350,000.00) allocated as designated on Schedule
2.4 (attached hereto and incorporated herein by reference).

                  2.5 Payment of Asset Purchase Price. Purchaser shall pay the Asset Purchase Price by wire transfer or cashier's check to Seller at Closing.

                  2.6 Instruments of Transfer. On or before Closing, the Parties shall deliver to each other:

                           (a)      A signed and executed bill of sale,
                                    assignment and assumption (herein called the "Bill of Sale") conveying the Business Assets to Purchaser free and clear of all liens and encumbrances, evidencing Purchaser's assumption of the Assumed Liabilities and containing such reasonable terms and conditions as are satisfactory to Seller Purchaser and which shall be in substantially the same form as the Bill of Sale, attached hereto and incorporated herein by reference as Schedule 2.6(a); and

                           (b) An assignment of lease agreement (herein called the "Assignment of Lease") which shall be executed by the lessor under the Lease consenting to and authorizing the assignment of Seller's interest, rights and title in and to the Lease to Purchaser, the assumption by

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                                    Purchaser of all obligations thereunder and
                                    the release of Seller and Shareholder from any liability thereunder for periods after the Closing Date; and

                           (c)      Such other instruments of sale and
                                    assignment as may be necessary to effect the sale and purchase of the Business Assets and assumption of the Assumed Liabilities as contemplated by this Agreement, including (but not limited to) the consents of any third party necessary to effect the transfer of the Business Assets, any contract, right or license which (by its terms) requires such consents.

                  2.7 Corporate Name. From and after the Closing Date, Seller and Shareholder promise, covenant and agree not to use (directly or indirectly) the name "Mortgage One Services" or "Mortgage One Banc", or any similar name for any purpose. On or before Closing on the Closing Date, Seller shall deposit with Purchaser the following: (a) an Amendment to Seller's Articles of Incorporation changing Seller's name from "Mortgage One Services, Inc." to a different name satisfactory to Purchaser; (b) certified copies of Minutes of Seller's shareholder's and director's meetings authorizing said amendment; and (c) Seller's consent to Purchaser's use of the names "Mortgage One Services" and "Mortgage One Banc", as evidenced by a resolution of all directors of Seller certified by Seller's secretary or assistant secretary in accordance with Section 1701.05 of the Ohio Revised Code. Purchaser's counsel shall file or cause to be filed the aforesaid amendment and resolution with the Ohio Secretary of State on or a reasonable time after the Closing Date.

                  2.8 Employees of Seller. Purchaser agrees that it will hire such employees of Seller in such capacities as recommended by Shareholder (the "Hired Employees"). Purchaser shall offer the Hired Employees compensation terms that are substantially the same as provided by Seller as of the Closing Date and the Hired Employees shall be eligible for participation in all employee benefit plans offered by Purchaser or LNB to their other employees. The Hired Employees shall be given credit for their service time with Seller for purposes of all applicable retirement and benefit plans of Purchaser and LNB.

         3.       RESTRICTIVE COVENANTS.

                  3.1 Condition Precedent to Purchaser's Obligation. Seller and Shareholder hereby acknowledge and agree that Purchaser would not purchase the Business Assets or sign this Agreement unless both Shareholder and Seller agree to restrictive covenants. Purchaser's covenants are contained below and Seller's covenants shall be contained in an employment agreement of even date herewith among Shareholder, Purchaser and LNB (such employment agreement is herein called the "Employment Agreement" and shall be in the form attached hereto as Schedule 3.1).

                  3.2 Acknowledgments of Seller. Seller hereby covenants, acknowledges and agrees that:

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                           (a)      Seller and Shareholder have developed and
                                    acquired certain customer lists, customer records, goodwill and going concern value, business techniques, and other confidential and proprietary information which Seller is selling and conveying to Purchaser under this Agreement and which have unique, unusual and original qualities and features; and

                           (b) The restrictive covenants under this Section 3 do not and shall not constitute an undue or unreasonable hardship to Seller; and

                           (c) If Seller breaches or violates any or all of the restrictive covenants in this Section 3, Purchaser shall suffer immediate and irreparable damage and harm, Purchaser's remedies at law for such breach or violation will be inadequate (and Seller hereby waives the claim or defense that an adequate remedy at law is available), Purchaser shall be entitled to injunctive relief against Seller in addition to an action and judgment for damages, and Seller hereby waives any requirement that Purchaser post a bond or other security for such injunctive relief.

                  3.3 Restrictive Covenants of Seller. For a period of three (3) years from and after the Closing Date, Seller shall not directly or indirectly:

                           (a) Use for any purpose or disclose to any person, partnership, corporation or other entity (other than Purchaser) any of Seller's trade secrets, Business or sales techniques or processes, pricing techniques or methods, product or service specifications, customer lists or customer records, price lists, financial information, Business forms, Business records, confidential documents, or any other confidential or proprietary information; provided, however, that this restriction shall not apply to any information that: is in, or later becomes part of, the public domain or otherwise known within the industry through no fault of Seller; is disclosed to Seller by a third party under no duty of confidentiality to LNB or Purchaser; or is required to be disclosed by a valid court order or subpoena after notice is given to Purchaser and Purchaser has had an opportunity to obtain a protective order or other relief with respect to such disclosure; OR

                           (b) Sell products or services which compete with those of Purchaser to, or solicit the business of, any person, partnership, corporation or other entity or business who or which, during said three (3)-year period, is or was a customer of Purchaser; OR

                           (c) Own (partially or completely), operate, control, work for or be engaged in any capacity, advise or consult (whether or not for compensation), be employed or engaged by, or represent any sole

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                                    proprietorship, partnership, corporation or
                                    other entity or business who or which,
                                    during said three (3)-year period is
                                    competitive with Purchaser's services,
                                    products or any other business activities;
                                    OR

                           (d) During said three (3)-year period, employ, engage, contract in any manner for the service of, or solicit the services of any person who is or was an employee of Purchaser or was an employee of Seller prior to the Closing.

                  3.4 Savings Provision. If the provisions of this Section 3 are ever judicially held to exceed the time limitations permitted by law, such provisions shall be deemed reformed to the maximum time limitations permitted by law.

                  3.5 Independent Agreement. The restrictive covenants contained in this Section 3 shall be construed as an agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of Seller and/or Shareholder against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of the restrictive covenants contained in this Section 3.

         4A.      REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDER. Any
representations or warranties made "to Seller's knowledge" are limited to matters within the actual knowledge of Shareholder without further investigation. Seller and Shareholder jointly and severally represent and warrant to Purchaser as follows:

                  4A.1     Validity. The execution, delivery and performance of
this Agreement by Seller and Shareholder and the performance of this Agreement by Seller and Shareholder and the execution, delivery and performance of each of the documents or agreements arising from or related to this Agreement has been duly and validly authorized by all necessary action, including without limitation any consent required by Seller's Articles of Incorporation and Regulations. This Agreement constitutes the legally valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. Each of the documents or agreements arising from or related to this Agreement will when executed constitute the legally valid and binding obligation of Seller and/or Shareholder, enforceable against Seller and/or Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

                  4A.2 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority to own, lease and operate its Business Assets and to conduct Business as currently being conducted. Seller is not required to qualify as a foreign corporation in any state or jurisdiction. Seller conducts Business under no other names except for Mortgage One Services, Inc., Mortgage One Banc and Mortgage One Banc Financial Services. Seller has no subsidiaries, and has no direct or indirect ownership or equity interest, whether voting or non-voting, in any

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other entity except for its 49% membership interest in TransNational Title
Agency, Ltd. Seller has delivered to Purchaser true and complete copies of the Articles of Incorporation and Regulations and any other organizational documents, in each case including all amendments thereto, of Purchaser.

                  4A.3     Financial Statements. Seller has delivered to
Purchaser copies of Seller's financial statements for the fiscal years ending 2001, 2002 and 2003 (herein collectively called the "Financial Statements"). To Seller's knowledge, the Financial Statements have been prepared in accordance with general accounting principles consistently applied throughout the accounting periods designated therein, and accurately present the financial position and results of the operations of Seller and the Business for the accounting periods in the Financial Statements.

                  4A.4     Taxes.

                           (a)      All tax returns required to be filed on or
before the Closing Date have been or will be timely filed. All such tax returns:
(i) were or will be prepared in the manner required by applicable law, (ii) are or will be true, correct and complete in all material respects, and (iii) accurately reflect or will so reflect the liability for applicable taxes in all material respects. All taxes shown to be payable on such tax returns, and all assessments of tax made with respect to such tax returns, have been paid or will be fully paid when due. No adjustment relating to such tax returns has been proposed formally or, to Seller's knowledge, informally by any taxing authority and no basis exists for any such adjustment.

                           (b)      Seller has paid, caused to be paid or has
provided a sufficient reserve, including deferred tax liabilities for the payment of, all taxes of Seller, whether to taxing authorities or to other persons or entities, with respect to all taxable periods prior to Closing.

                           (c)      Seller has withheld or will withhold from
its employees, customers, and other payees (and timely paid to the appropriate government entity) all amounts required by the tax withholding provisions of applicable Federal, State, local, and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation, and withholding on payments to non-United States persons).

                           (d)      To Seller's knowledge, there are no claims
or investigations by the Internal Revenue Service or any other taxing authority pending or threatened against Seller or Shareholder for any past due taxes; there has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any tax for which Seller or Shareholder could be liable under any provision of Federal, State, local, or foreign law; there are no outstanding requests for information made by a taxing authority to Seller or Shareholder; and there are no outstanding requests by Seller or Shareholder to a taxing authority for a ruling, determination, permission, consent, or similar item. No closing agreement, as defined in Section 7121 of the Internal Revenue Code (herein called the "Code"), or any similar provision of any State, local, or foreign law has been entered into by or with respect to Seller or Shareholder.

                           (e)      Except for liens for personal property taxes
that are not yet due and payable, there are no liens or encumbrances for any tax upon the Business Assets.

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                           (f)      No power of attorney that is currently in
force has been granted to any person with respect to any matter relating to taxes that could affect Seller or the Business Assets.

                           (g)      Seller and Shareholder shall cooperate fully
with Purchaser, as and to the extent reasonably requested by Purchaser, in connection with any audit, litigation or other proceeding with respect to taxes relating to Seller or the Business or the Business Assets. Such cooperation shall include the retention and (upon Purchaser's request) the provision of records and information which are reasonably relevant to any such tax return, audit, litigation or other proceeding.

                           (h)      Except as otherwise required by applicable
law, any taxes due and payable with respect to the Business Assets shall be pro-rated as of the Closing Date, with Seller treated as owning the applicable assets through the Closing Date for such purposes.

                  4A.5     Title to Business Assets. Seller has good and
marketable title to the Business Assets, free and clear of all liens and encumbrances except (i) as indicated on Schedule 2.3 with respect to Assumed Contracts that are leases, (ii) Seller's line of credit with LNB and the related lien and (iii) the lessor's rights under non-material office equipment leases.

                  4A.6     Compliance with Laws. To Seller's knowledge,
Shareholder is and has been in compliance with all material laws, rules and regulations applicable to the operation of the Business.

                  4A.7     Yield Spread Premium Refunds. To Seller's knowledge,
Seller has not ever been required to refund any yield spread premium or repurchase any loan under its agreements with its funding sources.

                  4A.8     Litigation. To Seller's knowledge, there are
currently no, and since the formation of Seller there have not been any, pending lawsuits naming Seller or Shareholder as a party with respect to the Business, except for the lawsuit brought by Lakeside Mortgage against Seller involving non-competition agreements between Lakeside Mortgage and one current employee and one former employee of Seller, which lawsuit has been settled and dismissed.

                  4A.9     Reliance on Due Diligence. Seller and Shareholder
each acknowledge receiving the opportunity to perform whatever investigations of Purchaser and LNB it has deemed appropriate, necessary or advisable, and that as of the Closing Date each shall have performed all such investigations. Seller and Shareholder each further acknowledge that it is relying solely on its own due diligence investigation and the representations and warranties of Purchaser and LNB set forth in Section 5, and not any other representations or warranties made or alleged to be made by Purchaser or LNB or any of their respective officers, directors, owners, employees, representatives, attorneys or agents.

         4B.      REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Purchaser as follows:

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                  4B.1     Compliance with Laws. To Seller's knowledge, Seller
is in compliance with: (a) the terms of its Articles of Incorporation and Regulations or other organizational documents; (b) all laws, statutes, ordinances, rules, regulations or other legal requirements, whether Federal, State, local or foreign; (c) all orders, writs, judgments, injunctions, awards and decrees of any court, other governmental entity or arbitrator; and (d) its permits.

                  4B.2     Absence of Certain Changes. Since April 16, 2004, to
Seller's knowledge there has not occurred any adverse change in the activities or operations of Seller or the Business that may materially and adversely affect the Business Assets, the Business, or the ability of Seller to perform its covenants, representations, warranties, duties and obligations contained in this Agreement.

                  4B.3     Litigation. There are no pending or, to Seller's
knowledge threatened, actions, lawsuits, investigations, judgments, proceedings or other claims by or against Seller that would materially and adversely affect the Business, the Business Assets or the ability of Seller to perform its covenants, duties and obligations hereunder. There are no outstanding orders, writs, judgments, injunctions, awards or decrees in any court, other governmental entity or arbitrator against or affecting Seller or the Business Assets.

                  4B.4     Consents of Third Party. No consents, approvals,
authorizations, licenses or orders of, registrations or filings with, or notices to parties with whom Seller has contractual or other relationships or has had such contractual relationships are required or will be required in order to permit the consummation of the transactions contemplated by this Agreement, except for consents to assignments of Assumed Contracts, non-material office equipment leases and the Assignment of Lease.

                  4B.5     Yield Spread Premium Refunds. Seller has not ever
been required to refund any yield spread premium or repurchase any loan under its agreements with its funding sources.

                  4B.6     No Brokers. No broker, finder or investment banker
has been retained or engaged on behalf of Seller, or is entitled to any brokerage, finder's or other fee, compensation or commission from any such person in connection with the transactions contemplated by this Agreement.

                  4B.7     Full Disclosure. All documents and papers delivered
by or on behalf of Seller or Shareholder in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith by such person and to Seller's knowledge are complete and authentic in all respects. Seller and Shareholder have not knowingly withheld any document, paper or other information requested in writing by Purchaser or any of its representatives in connection herewith. The historical data provided to Purchaser and LNB with respect to Seller's mortgage transaction volume and pricing, expense structures and title company revenue was true and correct in all material respects.

                  4B.8 No Legal Obstacle to Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereunder do not and will not result in a breach, acceleration or termination of, or constitute a default under, any Federal, State and/or

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local law, regulation, rule or order or any contract, lease, mortgage, loan agreement or other agreement to which Shareholder and/or Seller is a party.

                  4B.9     Intellectual Property; Software. The trade names,
trademarks, domain names and rights described in Schedule 4B.9 (attached hereto and incorporated herein by reference) and/or in the Assumed Contracts represent all trade names, trademarks, trade dress, domain names, service marks and similar rights (including registrations and applications to register or renew the registration of any of the foregoing) and computer software that are owned or used by Seller in, and are material to, the conduct of Business ("Intellectual Property"). Except as set forth in the Assumed Contracts, Seller owns, or is validly licensed or otherwise has the right to use, on a royalty-free basis, free and clear of any lien or encumbrance, all Intellectual Property used in the conduct of the Business. Neither Seller nor Shareholder has knowledge that (a) Seller is infringing the rights of any other person in respect of any Intellectual Property or (b) any person is infringing or otherwise in conflict with Seller's Intellectual Property.

                  4B.10    Compensation. Schedule 4B.10 (attached hereto and
incorporated herein by reference) sets forth: (a) the name and total compensation (payable by Seller) of each director, officer and/or employee of Seller for 2004 (year to date), and 2003, (b) all bonuses and other incentive compensation received by such persons, and any accrual for such bonuses and incentive compensation for the same period, (c) all contracts or commitments by Seller with respect to the calculation of compensation including bonuses and commissions and severance or termination pay arrangements, and (d) all employee benefit plans maintained with respect to employees of Seller. To Seller's knowledge, no party is in default under any agreement referenced on Schedule 4B.10, and all employee benefit plans have been operated and administered in compliance with all applicable laws, rules and regulations and the terms of such plan.

EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4A AND 4B ABOVE, (I) SELLER AND SHAREHOLDER MAKE NO REPRESENTATIONS OR WARRANTIES AS TO THE BUSINESS OR THE CONDITION, SUITABILITY OR OTHER PHYSICAL ASPECT OF THE BUSINESS OR THE BUSINESS ASSETS OR THE PROFITABILITY OR CLOSING OF ANY PENDING TRANSACTION, AND (II) PURCHASER IS PURCHASING THE BUSINESS ASSETS ON AN "AS IS, WHERE IS" BASIS. SELLER AND SHAREHOLDER HEREBY DISCLAIM ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND LNB. Purchaser and LNB jointly and severally represent and warrant to Seller and Shareholder as follows:

                  5.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, and, as of Closing, has all requisite power and authority to own, lease and operate its business assets and to conduct its business as contemplated by the Parties. Purchaser shall be formed, capitalized and organized as set forth on Schedule 5.1 attached hereto and incorporated herein by reference.

                  5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Purchaser and LNB and the performance of this Agreement by Purchaser and LNB and the execution, delivery and performance of each of the documents or agreements arising from or related to this Agreement has been duly and validly authorized by all necessary action, including without limitation any consent required by Purchaser's Articles of Incorporation, Articles of Organization, Operating Agreement and Regulations, as applicable. This Agreement constitutes the legally valid and binding obligation of Purchaser and LNB, enforceable against Purchaser and LNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. Each of the documents or agreements arising from or related to this Agreement will when executed constitute the legally valid and binding obligation of Purchaser and LNB, as the case may be, enforceable against Purchaser and LNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

                  5.3 No Legal Obstacle to Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereunder do not and will not conflict with, or result in a breach of, or constitute a default under, any Federal, State and/or local law, regulation or order or any contract, lease, mortgage or other agreement to which Purchaser or LNB is a party.

                  5.4 Compliance with Laws. To Purchaser's and LNB's knowledge, Purchaser is in compliance with: (a) the terms of its Articles of Incorporation , Articles of Organization, Operating Agreement and Regulations or other organizational documents, as applicable; (b) all laws, statutes, ordinances, rules, regulations or other legal requirements, whether Federal, State, local or foreign; (c) all orders, writs, judgments, injunctions, awards and decrees of any court, other governmental entity or arbitrator; and (d) its permits.

                  5.5 Litigation. There are no pending or, to Purchaser's or LNB's knowledge threatened, actions, lawsuits, investigations, judgments, proceedings or other claims by or against Purchaser or LNB that would materially and adversely affect the business of Purchaser, the ability of Purchaser or LNB to perform its covenants, duties and obligations hereunder, or the ability of Purchaser or LNB to carry out the transactions contemplated hereby. There are no outstanding orders, writs, judgments, injunctions, awards or decrees in any court, other governmental entity or arbitrator against or affecting Purchaser or its business.

                  5.6 Consents of Third Party. No consents, approvals, authorizations, licenses or orders of, registrations or filings with, or notices to parties with whom Purchaser or LNB has contractual or other relationships or has had such contractual relationships are required or will be required in order to permit the consummation of the transactions contemplated by this Agreement.

                  5.7 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of Purchaser or LNB, or is entitled to any brokerage, finder's or other fee, compensation or commission from any such person in connection with the transactions contemplated by this Agreement.

                  5.8 Full Disclosure. All documents and papers delivered by or on behalf of Purchaser or LNB in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith by such person and to Purchaser's and LNB's knowledge are complete and authentic in all respects. Neither Purchaser nor LNB has knowingly withheld any document, paper or other information requested in writing by Seller or any of its representatives in connection herewith. The historical data provided to Seller and Shareholder with respect to LNB's and/or its subsidiaries' and affiliates' mortgage transaction volume and pricing, expense structures and title company revenue was true and correct in all material respects.

                  5.9 Reliance on Due Diligence. Purchaser acknowledges that it has had the opportunity to perform whatever investigations of Seller, the Business and the Business Assets it has deemed appropriate, necessary or advisable, and that as of the Closing Date it shall have performed all such investigations. Purchaser further acknowledges that it is relying solely on its own due diligence investigation and the representations and warranties of Seller and Shareholder set forth in Sections 4A and 4B, and not any other representations or warranties made or alleged to be made by Shareholder or Seller or any of its officers, directors, owners, employees, representatives, attorneys or agents.

         6. GENERAL INDEMNIFICATION. (a) Seller hereby agrees to defend, indemnify and hold harmless Purchaser (and Purchaser's directors, officers, shareholders and employees) from and against any and all known or unknown claims, demands, liabilities (including but not limited to any transferee liabilities imposed by law), obligations, losses, fines, penalties, damages, assessments, judgments, costs or expenses (including, but not limited to, reasonable attorneys' fees, court costs and other costs and expenses incurred in investigating, preparing or defending against any litigation, claim, action, suit, proceeding or demand of any kind or character or in enforcing rights to indemnification) (collectively, "Losses"), directly caused by Seller's and/or Shareholder's breach of or failure to perform any representation, warranty, covenant, duty or obligation made by Seller and/or Shareholder under this Agreement.

                  (b) Shareholder hereby agrees to defend, indemnify and hold harmless Purchaser (and Purchaser's directors, officers, shareholders and employees) from and against any and all known or unknown Losses, directly caused by Shareholder's breach of any representation or warranty made by Seller and/or Shareholder under Section 4A of this Agreement and/or by Shareholder's breach or failure to perform any covenant or agreement made by Shareholder in this Agreement.

                  (c) Purchaser hereby agrees to defend, indemnify and hold harmless Seller (and Seller's directors, officers and employees) and Shareholder (and his heirs, representatives, successors and assigns) from and against any and all known or unknown Losses, directly caused by Purchaser's and/or LNB's breach of or failure to perform any representation, warranty, covenant, duty or obligation made by Purchaser and/or LNB under this Agreement or any of the agreements or instruments delivered pursuant hereto, including without limitation, the assumption and agreement to be responsible for the Assumed Liabilities. Any third party and internal expenses incurred by Purchaser with respect to Losses for which Purchaser provides indemnification hereunder shall not be deducted when calculating the net income of Purchaser for purposes of bonus calculations under the Employment Agreement.

                  (d) LNB hereby agrees to defend, indemnify and hold harmless Seller (and Seller's directors, officers and employees) and Shareholder (and his heirs, representatives, successors and assigns) from and against any and all known or unknown Losses, directly caused by LNB's breach of or failure to perform any representation, warranty, covenant, duty or obligation made by LNB under this Agreement.

         7.       INDEMNIFICATION LIMITATIONS.

                  7.1 Termination of Indemnification Rights . No claims may be made or suit instituted under any provision of Article 6 after the date which is one year from the Closing Date (the "Indemnification Termination Date"), except for Reserved Claims which will survive indefinitely. The term "Reserved Claims" means all claims (a) as to which the indemnitee has given any indemnitor notice specifying the factual, legal and contractual basis for the same in reasonable detail prior to the Indemnification Termination Date, or (b) based upon the Assumed Liabilities.

                  7.2      Dollar Limitations.

                  (a) No Party shall be liable to another Party for indemnification hereunder until the aggregate Losses payable by such indemnifying party exceed Ten Thousand Dollars ($10,000.00), in which case all such Losses shall be subject to indemnification hereunder.

                  (b)      The total aggregate amount payable pursuant to
Article 6 by Seller and Shareholder will not exceed the Asset Purchase Price. The total aggregate amount payable pursuant to Article 6 by Purchaser and LNB will not exceed the Asset Purchase Price.

                  7.3 Exclusive Remedy. Except in the case of injunctive or other equitable relief authorized by a court of competent jurisdiction, the Parties' sole liability to each other under this Agreement or otherwise in connection with this transaction shall be the indemnification rights, duties and liabilities set forth in Article 6, as limited by this Article 7. Each Party hereby forever waives, releases, relinquishes and discharges each other Party and its respective officers, directors, owners, employees, agents, representatives, attorneys, transferees and assigns from any Losses, claims, demands, actions or causes of action, whether known or unknown, foreseen or unforeseen, except to the extent indemnification is expressly granted therefor under Article 6.

         8. CONDUCT PRIOR TO CLOSING. From the date hereof through the Closing Date (unless a different period of time is otherwise indicated):

                  8.1 Information. Seller and Shareholder shall give to Purchaser and/or Purchaser's authorized representatives full access at all reasonable times to all of the properties, books, contracts, documents and records of Seller regarding the Business and shall furnish to Purchaser and/or Purchaser's authorized representatives such information with respect to the

Business as Purchaser may periodically and reasonably request. Purchaser and LNB shall give to Shareholder and/or Shareholder's authorized representatives full access at all reasonable times to all of the properties, books, contracts, documents and records of Purchaser and LNB relevant to the business of the Purchaser as contemplated by the Parties, and shall furnish to Shareholder and/or Shareholder's authorized representatives such information as Purchaser may periodically and reasonably request.

                  8.2 Notification. Seller and Shareholder shall promptly give Purchaser and Purchaser shall promptly give Seller and Shareholder (as the case may be) written notice of the existence or occurrence of any condition of which such Party may become aware which may make any representation herein then untrue or which may prevent the consummation of the transactions contemplated hereunder.

                  8.3 Approvals. Each Party shall use its best efforts to obtain from third parties all necessary consents and approvals of this Agreement and of the transactions contemplated hereunder.

                  8.4 Conduct of Business. Until the Closing Date or the earlier termination of this Agreement, Seller and Shareholder shall:

                           (a)      Conduct the Business' operations only in the
ordinary course of business as previously conducted and in accordance with all applicable laws, rules and regulations; and

                           (b)      Maintain the Business Assets in good repair
and condition (reasonable wear and tear excepted); and

                           (c)      Use best efforts to preserve the Business'
organization, keep available the services of its present employees and preserve the goodwill of the Business; and

                           (d)      Safeguard and maintain the secrecy of
confidential and proprietary information pertaining to the Business in accordance with its historical practices; and

                           (e)      Not sell or agree to sell any of the
Business Assets, except in the ordinary course of business; and

                           (f)      Not create or incur or agree to create or
incur any lien, claim or encumbrance with respect to the Business Assets; and

                           (g)      Not enter into or perform any contracts or
agreements, except in the ordinary course of business; and

                           (h)      Insure the Business Assets consistent with
its past practice; and

                           (i)      Not enter into any written or oral agreement
or letter of intent or agreement in principle, other than this Agreement, for the purchase and sale of the Business and/or the Business Assets; and

                           (j)      Not increase the compensation or employment
related benefits to any officer, director or key employee of Seller without the prior written consent of Purchaser; and

                           (k)      Not incur, assume, guarantee or otherwise
become liable with respect to indebtedness for any reason whatsoever, except in the ordinary course of business.

         9. CONDITIONS TO PURCHASER'S OBLIGATIONS. Unless waived in writing by Purchaser (in its sole discretion), Purchaser's obligation to pay the Asset Purchase Price and to perform its other duties and obligations contained in this Agreement are expressly subject to the following conditions:

                  9.1 Representations, Warranties and Covenants. Each representation and warranty made by Seller and/or Shareholder under this Agreement shall be deemed made again as of Closing on the Closing Date and shall be true and accurate in all material respects as so made. Seller and Shareholder shall have performed each obligation and complied with each covenant required by this Agreement to be performed or complied with by Seller and/or Shareholder in all material respects on or prior to Closing.

                  9.2 Authorization of Agreement. At Closing, Seller shall deliver to Purchaser certified copies of all shareholder's resolutions and director's resolutions of Seller authorizing the execution and performance of this Agreement, and the sale and delivery of the Business Assets to Purchaser and specifically agreeing and consenting to the restrictive covenants designated in Section 3 of this Agreement.

                  9.3 No Adverse Proceedings. As of Closing, no material suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

                  9.4 Employment Agreement. Shareholder shall have executed and delivered to Purchaser and LNB the Employment Agreement designated in
Section 3 of this Agreement.

                  9.5 Delivery of Closing Documents. Seller and any other parties thereto shall have executed and delivered to Purchaser the instruments of transfer contemplated in Section 2.6, including the Bill of Sale and Assignment of Lease documents.

                  9.6 Assignment of Membership Interest. Seller shall have assigned to Purchaser all of Seller's 49% membership interest in TransNational Title Agency, Ltd., an Ohio limited liability company, including all rights under the Operating Agreement relating thereto, as amended to date, for the additional purchase price of Nine Thousand Eight Hundred Dollars ($9,800.00), and Purchaser and Seller shall have executed and delivered a written assignment in form and substance acceptable to Seller and Purchaser (the "TransNational Assignment").

         10. CONDITIONS TO SELLER'S AND SHAREHOLDER'S OBLIGATIONS. Unless waived in writing by Seller and Shareholder (in their sole discretion), Seller's obligation to sell the Business

Assets and Seller's and Shareholder's obligation to perform their respective other duties and obligations contained in this Agreement are expressly subject to the following conditions:

                  10.1 Representations, Warranties and Covenants. Each representation and warranty of Purchaser and/or LNB shall be deemed made again as of Closing on the Closing Date and shall be true in all material respects as if so made again. Further, Purchaser and LNB shall have performed each obligation and complied with each covenant required by this Agreement to be performed or complied with by Purchaser or LNB in all material respects on or prior to Closing.

                  10.2 Authorization of Agreement. At Closing on the Closing Date, Purchaser and LNB shall deliver to Seller certified copies of all shareholder's resolutions and directors' resolutions of Purchaser and LNB authorizing the execution and performance of this Agreement, the purchase of the Business Assets and the formation and capitalization of Purchaser, as contemplated hereby.

                  10.3 No Adverse Proceedings. As of Closing on the Closing Date, no material suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

                  10.4 Employment Agreement. Purchaser and LNB shall have executed and delivered to Shareholder the Employment Agreement designated in
Section 3 of this Agreement.

                  10.5 Delivery of Closing Documents. Purchaser and any other parties thereto shall have executed and delivered to Seller the instruments of transfer contemplated in Section 2.6, including the Bill of Sale and Assignment of Lease documents.

                  10.6 Delivery of Asset Purchase Price. Purchaser shall have delivered to Seller the Asset Purchase Price.

                  10.7 Release of LNB Loan. LNB shall have delivered to Seller and Shareholder a release, in form acceptable to Seller and Shareholder, of all liabilities and obligations of Seller and Shareholder with respect to Seller's line of credit loan from LNB and Shareholder's guaranty thereof.

                  10.8 Formation of Purchaser. The formation, organization and capitalization of Purchaser, as contemplated in Schedule 5.1 hereto, shall have been completed.

                  10.9 TransNational Assignment. The TransNational Assignment shall have been consummated, Purchaser shall have paid in full to Seller the additional purchase price set forth in Section 9.6 and Purchaser and Seller shall have executed and delivered the assignment document referenced therein.

         11. UPDATE OF SCHEDULES. Seller shall update each of the Schedules attached hereto or delivered herewith as of Closing on the Closing Date, such that all items disclosed in said Schedules shall be true and complete as of Closing on the Closing Date.

         12. RISK OF LOSS. In the event any Business Asset is damaged prior to transfer of title and possession to Purchaser, the entire risk of loss is hereby assumed by Seller. In such event, at Purchaser's option, Purchaser shall receive all insurance proceeds payable as a result of said damage and close this transaction as contemplated hereby with no reduction in the Asset Purchase Price or waiver of any conditions precedent, or Purchaser may terminate this Agreement and all Parties shall be relieved from further obligations under this Agreement; provided, however, that Purchaser may not terminate this Agreement if the damage to said Business Assets prior to Closing on the Closing Date reasonably will require a cost to repair or replace less than Ten Thousand Dollars ($10,000.00).

         13.      CLOSING.

                  13.1 Deliveries to Seller and Shareholder. At Closing and upon the satisfaction of all conditions of Closing (as designated in this Agreement) and Seller's and Shareholder's deposit with Purchaser of all documents and other items required of Seller and Shareholder hereunder, Purchaser shall deliver to Seller and Shareholder, as the case may be, the following:

                           (a)      The check described in Section 2.4; and

                           (b)      Certified copies of the resolutions
                                    described in Sections 10.2; and

                           (c) Any other funds, documents or items required under this Agreement, including Section 2.6 and Section 10 hereof.

                  13.2 Deliveries to Purchaser. At Closing and upon the satisfaction of all conditions of Closing (as designated in this Agreement) and Purchaser's deposit with Seller and Shareholder of all documents, funds and other items required of Purchaser hereunder, Seller and Shareholder shall deliver to Purchaser the following:

                           (a) The Bill of Sale, Assignment of Lease and related transfer documents described in
                                    Section 2.6; and

                           (b) An Amendment to Seller's Articles of Incorporation described in Section 2.7; and

                           (c)      Certified copies of the resolutions
                                    described in Sections 2.7 and 9.2; and

                           (d) Any other funds, documents or items required under this Agreement.

         14. SURVIVAL. All representations, warranties, promises and covenants of Seller, Shareholder and Purchaser contained in and made pursuant to this Agreement shall survive the execution of this Agreement, Closing and consummation of the transactions contemplated hereunder to the extent provided elsewhere herein.

         15.      MISCELLANEOUS.

                  15.1     Termination.

                  (a) This Agreement may be terminated at any time prior to the Closing:

                           (i)      by mutual written agreement of all Parties;

                           (ii) by either Seller or Purchaser, immediately, upon written notice to the other Parties, if the Closing will not have been consummated on or before September 30, 2004;

                           (iii) by any Party, immediately, upon written notice to all other Parties, if there will be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any governmental authority having competent jurisdiction;

                           (iv) by either Seller or Shareholder, upon written notice of such termination to Purchaser, if either Purchaser or LNB has breached any material representation, warranty or covenant contained in this Agreement, and the breach has continued for a period of fifteen (15) days after written notice of the breach is received by the breaching party; or

                           (v) by either LNB or Purchaser, upon written notice of such termination to Seller, if either Seller or Shareholder has breached any material representation, warranty or covenant contained in this Agreement, and the breach has continued for a period of fifteen (15) days after written notice of the breach is received by the breaching party.

                  (b) If this Agreement is terminated as permitted by paragraphs 15.1(a)(i)-(iii) above, such termination will be without liability of any party (or any stockholder, director, officer, employee, agent, member, consultant or representative of such party) to the other parties to this Agreement. The Parties reserve their rights in the case of a termination pursuant to paragraphs 15.1(a)(iv)-(v).

                  15.2 Consistent Treatment. The Parties agree to report the transactions contemplated by this Agreement for Federal and State income tax purposes in a manner consistent with the provisions of this Agreement.

                  15.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including all Schedules attached hereto) represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior written and oral agreements, promises, representations and/or understandings among the Parties regarding the subject matter hereof. The Parties acknowledge that there are no other written or verbal agreements, promises, representations, warranties and/or understandings among the Parties with respect to the subject matter hereof, except as otherwise expressly provided in this Agreement.

                  15.4 Assignability. No Party may assign this Agreement or such Party's rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of each Party and such Party's respective heirs, executors, administrators, successors and assigns but nothing in this Agreement shall confer any rights or remedies upon any person or entity other than the Parties.

                  15.5 Ohio Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. All Parties hereto agree that exclusive venue for all litigation arising under this Agreement lies with the State Courts of Lorain County, Ohio and, further, agree to submit (jointly and individually) to the personal jurisdiction of such State Courts.

                  15.6 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall continue in effect and, if any provision is inapplicable to any Party or circumstance, such provision shall nevertheless remain applicable to all other Parties and circumstances.

                  15.7 Waiver. A waiver by any Party of a breach of any provision of this Agreement shall not operate as (or be construed to be) a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of a Party to enforce any term or condition of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the rights thereafter to enforce such term or any other term of this Agreement. Any waiver must be written and signed by the waiving Party.

                  15.8 Amendments. This Agreement may be changed or amended only by a written document which is clearly designated as an amendment to this specific Agreement and signed by all Parties.

                  15.9 Word Usage. If the context of this Agreement so requires, the singular includes the plural (and vice-versa) and the masculine, feminine and neuter include each other. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  15.10 Remedies. Unless otherwise expressly provided herein, the rights and remedies of a Party under a particular provision of this Agreement shall not be exclusive and shall not exclude, limit or waive any other right or remedy a Party has or may hereafter have under another provision of this Agreement or as a matter of law or equity.

                  15.11 Notices. All notices and other communications hereunder will be in writing and will be sent either by (a) certified mail, postage prepaid, return receipt requested; (b) an overnight express courier service that provides written confirmation of delivery; or (c) facsimile with written confirmation by the sending machine or with telephone confirmation of receipt, addressed as follows:

         If Seller or Shareholder, to     With a copy to:
     Randy E Bevins:                      Colella & Weir, P.L.L.
         6155 Park Square Drive           6055 Park Square Drive
         Lorain, Ohio 44053               Oak Point Professional Park
         Attn:Randy E. Bevins             Lorain, Ohio 44053
         FAX No:(440) 985-7700            Attn: Richard J. Colella, Esq.
                                          FAX No: (440) 988-9002

         If to LNB or Purchaser:          With a copy to:
         The Lorain National Bank         Wickens, Herzer, Panza, Cook & Batista
         457 Broadway                     35765 Chester Road
         Lorain, Ohio 44052               Avon, Ohio 440011
         Attn: Kevin W. Nelson            Attn: John D. Rybarczyk, Esq.
         FAX No: (440) 244-9507           Fax No. (440) 937-4466

     Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein. Any notice given under this section, will be deemed to be delivered on the third business day after the same is deposited in the United States Mail, on the next business day if sent by overnight courier, or on the same business day if sent by facsimile before the close of business of the recipient, or the next day, if sent by facsimile after the close of business of business of the recipient.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the day and year first above written.

In the Presence of:                       LNB MORTGAGE, LLC

                                          By:
------------------------------------         -----------------------------------
(Signature of First Witness)                 Kevin W. Nelson, Secretary

                                                      -Purchaser-
------------------------------------
(Signature of Second Witness)

                                          THE LORAIN NATIONAL BANK

                                          By:
------------------------------------         -----------------------------------
(Signature of First Witness)                 James F. Kidd, President and CEO

                                                         -LNB-
------------------------------------
(Signature of Second Witness)

                                          MORTGAGE ONE SERVICES, INC.

                                          By:
------------------------------------         -----------------------------------
(Signature of First Witness)                 Randy E. Bevins, President

                                                        -Seller-
------------------------------------
(Signature of Second Witness)

------------------------------------      --------------------------------------
(Signature of First Witness)                 Randy E. Bevins

                                                     -Shareholder-
------------------------------------
(Signature of Second Witness)

                              SUMMARY OF SCHEDULES:

2.1(a)  -- Equipment
2.1(b)  -- Pending Transactions
2.1(c)  -- Accounts Receivable
2.3     -- Assumed Liabilities and Contracts
2.4     -- Purchase Price Allocation
2.6(a)  -- Bill of Sale
4B.9    -  Trademarks and Tradenames
4B.10   -  Employees and Compensation
5.1     -- Formation, Organization and Capitalization of Purchaser